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                                                                    Exhibit 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Shareholders
MCI WORLDCOM, Inc.

   We consent to incorporation by reference in this Amendment No. 2 to the Registration Statement (No. 333-90421) on Form S-4 of MCI WORLDCOM, Inc. of our report dated February 18, 1998, relating to the consolidated balance sheet of Brooks Fiber Properties, Inc. and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1997, which report appears in MCI WORLDCOM, Inc.'s Form 8-K dated November 5, 1999 and to the reference to our firm in this registration statement under the heading "Experts."

                                          /s/ KPMG LLP
                                          KPMG LLP

St. Louis, Missouri

January 28, 2000